Exhibit 99.1

Hill International, Inc.	The Equity Group Inc.
John P. Paolin	Devin Sullivan
Vice President of Marketing and Corporate Communications	Senior Vice President
(856) 810-6210	(212) 836-9608
johnpaolin@hillintl.com	dsullivan@equityny.com

FOR IMMEDIATE RELEASE

Hill International Reports Fourth Quarter and Full Year 2011 Financial Results

Marlton, NJ – March 6, 2012 – Hill International (NYSE:HIL), the global leader in managing construction risk, announced today financial results for the fourth quarter and full year ended December 31, 2011 (see attached tables). Total revenue for the fourth quarter of 2011 was $122.6 million, a decrease of 4.2% from the fourth quarter of 2010. Consulting fee revenue for the fourth quarter of 2011 was $99.6 million, a decrease of 1.6% from the fourth quarter of 2010.

EBITDA (as defined below) for the fourth quarter of 2011 was $2.3 million compared to $8.1 million in the fourth quarter of 2010. Operating loss for the fourth quarter of 2011 was ($1.3 million) compared to operating income of $5.3 million in the fourth quarter of 2010. Net loss in the fourth quarter was ($0.6 million), or ($0.02) per diluted share based on 38.5 million diluted shares outstanding.

The company’s total backlog at December 31, 2011 was $2.295 billion, down slightly from $2.307 billion at September 30, 2011. Twelve-month backlog at December 31, 2011 was $332 million compared to $475 million at September 30, 2011. The decrease in the twelve-month backlog was primarily the result of backlog related to two major contracts by Hill and its subsidiary HillStone International which were shifted to later periods.

“For the first time last year, we exceeded half a billion dollars in total revenue, a milestone for our company,” said Irvin E. Richter, Hill’s Chairman and Chief Executive Officer. “However, we need to continue to focus on improving our bottom line through a combination of aggressive business development efforts and attention to overhead cost reductions,” Richter added.

Full Year 2011 Results

Total revenue for 2011 rose to a record $501.5 million, an increase of 11.0% over 2010. Consulting fee revenue for 2011 was $399.3 million, an increase of 4.5% over 2010.

EBITDA for 2011 was $10.7 million compared to $27.8 million in 2010. Operating loss for 2011 was ($3.9 million) compared to operating income of $18.6 million in 2010. Net loss for 2011 was ($6.0 million), or ($0.16) per diluted share based on 38.4 million diluted shares outstanding, down from net income of $14.2 million, or $0.36 per diluted share, in 2010.

Business Segment Results

In addition to providing consolidated financial results, Hill also reports separate financial results for its two operating segments: the Project Management Group and the Construction Claims Group.

Project Management Group. Hill’s Project Management Group provides program management, project management, construction management, project management oversight, troubled project turnaround, staff augmentation, estimating and cost management, project labor agreement consulting and management consulting services.

Total revenue at Hill’s Projects Group during the fourth quarter of 2011 was $96.2 million, a decrease of 5.7% from the fourth quarter of 2010. Consulting fee revenue for the fourth quarter of 2011 at the Projects Group was $73.6 million, a decrease of 3.2% from the prior year’s fourth quarter. Operating profit for the Projects Group for the fourth quarter of 2011 was $6.0 million, a decrease of 46.6% from fourth quarter of 2010.

Total revenue at the Projects Group during the full year 2011 grew to $389.7 million, up 10.5% over 2010. Consulting fee revenue for the Projects Group during 2011 was $290.8 million, an increase of 1.5% over the prior year. Operating profit for the Projects Group for 2011 was $17.9 million, a decrease of 50.5% from 2010.

Construction Claims Group. Hill’s Construction Claims Group provides claims preparation, analysis and review, litigation support, lender advisory, cost/damages assessment, delay/disruption analysis, contract review and assessment, risk assessment, adjudication and expert witness testimony services.

Total revenue at Hill’s Claims Group during the fourth quarter of 2011 was $26.4 million, an increase of 1.4% over the fourth quarter of 2010. Consulting fee revenue for the fourth quarter of 2011 at the Claims Group rose to $25.9 million, an increase of 3.1% from the prior year’s quarter. Operating profit for the Claims Group for the fourth quarter of 2011 was $2.2 million, an increase of 18.1% from the fourth quarter of 2010.

Total revenue at the Claims Group during the full year 2011 rose to $111.7 million, an increase of 12.9% over 2010. Consulting fee revenue for the Claims Group for 2011 increased to $108.5 million, an increase of 13.4% over 2010. Operating profit for the Claims Group for 2011 was $9.5 million, a decrease of 5.2% from 2010.

Credit Facility Extension

As announced earlier today, Hill has entered into a two-year extension of its $100 million senior credit facility with a consortium of banks led by Bank of America, N.A. The extended facility expires on March 31, 2014. Bank of America is a member of the lending consortium and the administrative agent for the facility. Other banks involved in the consortium are The Private Bank & Trust Co., PNC Bank, N.A. and Capital One, N.A.

Conference Call

David L. Richter, Hill’s President and Chief Operating Officer, and John Fanelli III, Hill’s Senior Vice President and Chief Financial Officer, will host a conference call on March 7, 2012, at 11:00 am Eastern Time to discuss the financial results for the fourth quarter and full year ended December 31, 2011. Interested parties may participate in the call by dialing (877) 423-9820 (Domestic) or (201) 493-6749 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Hill International conference call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com, and click on “Financial Information,” and then “Conferences and Calls”. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Hill International

Hill International, with 3,200 employees in 100 offices worldwide, provides program management, project management, construction management, and construction claims and consulting services. Engineering News-Record magazine recently ranked Hill as the 8th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward-Looking Statements

Certain statements contained in this press release may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. Except for historical information contained in this press release, the matters set forth herein including, but not limited to, any projections of earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include: modifications and termination of client contracts; control and operational issues pertaining to business activities that we conduct on our own behalf or pursuant to joint ventures with other parties; difficulties we may incur in implementing our acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in the reports we have filed with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement.

(HIL-G)

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

EARNINGS RELEASE TABLES

(In 000’s, Except Per Share Data)

(Unaudited)

Consolidated Statement of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Consulting fee revenue	$99,568	$101,203	$399,254	$382,099
Reimbursable expenses	23,065	26,867	102,202	69,659

Total revenue	122,633	128,070	501,456	451,758

Cost of services	54,407	53,831	227,991	213,349
Reimbursable expenses	23,065	26,867	102,202	69,659

Total direct expenses	77,472	80,698	330,193	283,008

Gross profit	45,161	47,372	171,263	168,750
Selling, general and administrative expenses	46,438	42,097	175,312	151,634
Equity in earnings of affiliates	(2)	(69)	(190)	(1,503)

Operating (loss) profit	(1,275)	5,344	(3,859)	18,619

Interest expense, net	2,882	942	7,262	3,144

(Loss) earnings before income taxes	(4,157)	4,402	(11,121)	15,475
Income tax (benefit) expense	(4,411)	521	(6,186)	481

Consolidated net earnings (loss)	254	3,881	(4,935)	14,994
Less: net earnings - noncontrolling interest	832	106	1,082	778

Net (loss) earnings attributable to Hill International, Inc.	$(578)	$3,775	$(6,017)	$14,216

Basic (loss) earnings per common share - Hill International, Inc.	$(0.02)	$0.10	$(0.16)	$0.36

Basic weighted average common shares outstanding	38,500	38,250	38,414	39,258

Diluted (loss) earnings per common share - Hill International, Inc.	$(0.02)	$0.10	$(0.16)	$0.36

Diluted weighted average common shares outstanding	38,500	38,874	38,414	39,824

Selected Segment Data

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Project Management
Consulting fee revenue	$73,640	$76,043	$290,787	$286,466
Total revenue	$96,211	$102,001	$389,715	$352,796
Gross profit	$30,729	$33,397	$112,451	$115,342
Gross profit as a percent of consulting fee revenue	41.7%	43.9%	38.7%	40.3%
Selling, general and administrative expenses	$24,746	$22,260	$94,778	$80,774
SG&A expenses as a percentage of consulting fee revenue	33.6%	29.3%	32.6%	28.2%
Operating profit before equity in earnings of affiliates	$5,983	$11,137	$17,673	$34,568
Equity in earnings of affiliates	$2	$69	$190	$1,503

Operating profit	$5,985	$11,206	$17,863	$36,071
Operating profit as a percent of consulting fee revenue	8.1%	14.7%	6.1%	12.6%

Construction Claims
Consulting fee revenue	$25,928	$25,160	$108,467	$95,633
Total revenue	$26,422	$26,069	$111,741	$98,962
Gross profit	$14,432	$13,975	$58,812	$53,408
Gross profit as a percent of consulting fee revenue	55.7%	55.5%	54.2%	55.8%
Selling, general and administrative expenses	$12,264	$12,139	$49,324	$43,397
SG&A expenses as a percentage of consulting fee revenue	47.3%	48.2%	45.5%	45.4%
Operating profit	$2,168	$1,836	$9,488	$10,011
Operating profit as a percent of consulting fee revenue	8.4%	7.3%	8.7%	10.5%

Selected Other Financial Data

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Consulting fee revenue	$99,568	$101,203	$399,254	$382,099
Total revenue	$122,633	$128,070	$501,456	$451,758
Gross profit	$45,161	$47,372	$171,263	$168,750
Gross profit as a percentage of consulting fee revenue	45.4%	46.8%	42.9%	44.2%
Selling, general and administrative expenses (excluding corporate expenses)	$37,010	$34,399	$144,102	$124,171
Selling, general and administrative expenses (excluding corporate expenses) as a percentage of consulting fee revenue	37.2%	34.0%	36.1%	32.5%
Corporate expenses	$9,428	$7,698	$31,210	$27,463
Corporate expenses as a percentage of consulting fee revenue	9.5%	7.6%	7.8%	7.2%
Operating profit (loss)	$(1,275)	$5,344	$(3,859)	$18,619
Operating profit (loss) as a percent of consulting fee revenue	(1.3)%	5.3%	(1.0)%	4.9%
Effective income tax rate	NM	11.8%	55.6%	3.1%

Selected Balance Sheet Data

	December 31, 2011	December 31, 2010

Cash and cash equivalents	$17,924	$39,406
Accounts receivable, net	197,906	180,856
Current assets	231,833	237,466
Total assets	404,824	370,851
Current liabilities	108,800	104,465
Total debt	94,759	74,959

Stockholders’ equity:
Hill International, Inc. share of equity	154,136	161,091
Noncontrolling interests	18,258	7,005

Total equity	$172,394	$168,096

EBITDA Reconciliation

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fourth quarter of 2011 were $2.3 million compared to $8.1 million in the fourth quarter of 2010. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is a useful indicator of Hill’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes and capital expenditures. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation S-K follows:

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Net (loss) earnings	$(578)	$3,775	$(6,017)	$14,216
Interest expense, net	2,882	942	7,262	3,144
Income tax benefit	(4,411)	521	(6,186)	481
Depreciation and amortization	4,425	2,880	15,640	10,001

EBITDA	$2,318	$8,118	$10,699	$27,842